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                 AMENDED AND RESTATED TAX ALLOCATION AGREEMENT


This amended and restated Agreement is entered into as of January 19, 1998, by and between Amoco Corporation, an Indiana corporation ("Amoco"), and Vysis, Inc., a Delaware corporation ("Vysis").

WHEREAS, Amoco and Vysis are part of an affiliated group as defined in section 1504(a) of the Internal Revenue Code, and join in the filing of a consolidated federal income tax return and may, from time to time, join in the filing of one or more consolidated or combined state and local income tax returns.

WHEREAS, Vysis is an indirect, wholly-owned subsidiary of Amoco.

WHEREAS, Vysis owns all the issued and outstanding stock of other companies.

WHEREAS, Vysis anticipates selling its own common stock to investors in one or more series of issues such that Vysis and its domestic subsidiaries will eventually no longer be entitled to file consolidated federal income tax returns or, in some cases, consolidated or combined state and local income tax returns, effective as of a date yet to be determined.

WHEREAS, Amoco and Vysis desire to clarify the method for allocating among themselves and their respective affiliates their consolidated federal income tax liability, together with their consolidated or combined state and local income tax liability or foreign tax liability, and any adjustments thereto.

WHEREAS, Amoco and Vysis wish to amend and restate the tax allocation agreement entered into on July 30, 1997.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.   DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth herein:

(a) "AMOCO AFFILIATED GROUP": The affiliated group of corporations, of which Amoco is the common parent, that joins in the filing of a consolidated federal income tax return under Subtitle A, Chapter 6 of the Code.

(b) "AMOCO ALLOCATION METHODOLOGY": The consolidated tax allocation methodology currently used by the Amoco Affiliated Group under sections 1.1552-1(a)(2)(ii) and 1.1502-33(d)(2)(ii) of the Regulations as in effect prior to 1995, using 100 percent as the fixed percentage for purposes of allocating the additional amount under section 1.1502-33(d)(2)(ii)(b).

(c) "AMOCO MEMBER": A corporation, including Amoco, which is a member of the Amoco Affiliated Group.

(d)  "CODE": The Internal Revenue Code of 1986, as amended.


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(e)  "FEDERAL DECONSOLIDATION DATE": The date, if any, on which Vysis ceases to be an Amoco Member.

(f)  "REGULATIONS": Federal income tax regulations.

(g) "STATE OR LOCAL DECONSOLIDATION DATE": The date, if any, on which Vysis is no longer required to be included in any combined or consolidated state or local income or franchise tax filing by an Amoco Member.

(h) "THIRD PARTY INVESTORS": Holders of Vysis common stock other than Amoco or an Amoco Member.

(i) "VYSIS MEMBER": A corporation, including Vysis, that would join in the filing of a federal consolidated income tax return under Subtitle A, Chapter 6 of the Code with Vysis as the common parent if Vysis were not an Amoco Member, whether or not such corporation is also an Amoco Member.

(j) "VYSIS SUBSIDIARY": A corporation, not a Vysis Member, in which a Vysis Member owns at least 50 percent of the common stock.


2.   FILING OF TAX RETURNS; LIABILITY FOR TAX (IN GENERAL)

Amoco shall be responsible for the filing of consolidated federal income tax returns for a Vysis Member for each year during which such corporation shall continue to be an Amoco Member, including any partial year ending with the Federal Deconsolidation Date. Amoco shall also file or cause to be filed all required state and local income and franchise tax returns for years in which both an Amoco Member and a Vysis Member or Vysis Subsidiary are required to be included. Amoco shall not otherwise be responsible for the filing of any federal, state or local tax returns for or on behalf of any Vysis Member, including any federal income tax returns for years beginning on or after the Federal Deconsolidation Date, nor shall Amoco be responsible for the filing of any foreign tax returns. Except as otherwise provided in Section 4, Amoco shall be responsible for the payment of all taxes (and shall be entitled to all refunds) with respect to which Amoco is required to file a return under this section, but shall not be responsible for the payment of any other taxes (of any kind) that may be assessed against or owed or incurred by any Vysis Member or Vysis Subsidiary.

3.   ALLOCATION OF CONSOLIDATED FEDERAL INCOME TAX LIABILITY

For so long as Vysis shall continue to be an Amoco Member, every Vysis Member that is an Amoco Member shall remain subject to the Amoco Allocation Methodology. Consistently with that methodology, it is understood and agreed that Amoco shall not be required to credit or reimburse any Vysis Member for any tax benefit Amoco has received or may receive as a result of deductions or losses attributable to any Vysis Member for any year prior to 1996. However, for any taxable year, including a partial year, beginning in 1996 and ending on the Federal Deconsolidation Date, in which the Vysis Group in the aggregate has deductions or losses which provide a tax benefit to Amoco, computed in a manner consistent with the Amoco Allocation Methodology, Amoco shall reimburse Vysis for such tax benefit by reducing, by the amount of the benefit, the Vysis equity or debt to which Amoco would otherwise have been or will be entitled as a result of its incremental funding of Vysis. Amoco shall not, however, be required to reimburse Vysis for any research

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credits or any other tax credits which Amoco may claim, whether or not based in whole or in part on activities conducted by Vysis. Vysis Members leaving the Amoco Affiliated Group during a taxable year shall not retain any tax attributes acquired while an Amoco Member except those attributes specifically addressed in section 1.1502-79 of the Regulations.


4.   ALLOCATION OF STATE AND LOCAL TAX LIABILITY

For any year, including a partial year, beginning on or after the Federal Deconsolidation Date in which any Vysis Member or Vysis Subsidiary is required to be included in any combined or consolidated state or local income or franchise tax filing by an Amoco Member, Vysis shall pay Amoco an amount equal to the total incremental tax liability occasioned by the inclusion of Vysis Members or Vysis Subsidiaries in such filings, and Amoco shall pay
Vysis an amount equal to the total incremental tax savings occasioned by the inclusion of Vysis Members or Vysis Subsidiaries in such filings. The payment by Amoco or by Vysis shall be determined by taking the total combined or consolidated state or local income or franchise tax liability resulting from such filings for such year, and comparing that liability to the liability computed with respect to the same filings as if no Vysis Member or Vysis Subsidiary were included. For periods prior to the Federal Deconsolidation Date, Vysis shall continue to be subject to charges for combined or consolidated state or local income or franchise tax liabilities under the intercompany methodology currently employed by Amoco, but in no event shall such charges to Vysis for the period beginning January 1, 1997 and ending on the earlier of the Federal Deconsolidation Date or December 31, 1998 exceed $150,000.


5.   ADJUSTMENTS TO STATE, LOCAL, OR CONSOLIDATED FEDERAL INCOME TAX LIABILITY

If state or local tax liability is adjusted, whether by amended return or audit, and such adjustment shall affect the allocation prescribed in Section 4, the liability of each Amoco Member or Vysis Member or Vysis Subsidiary under that Section shall, where appropriate, be recomputed, and Vysis or Amoco, as the case may be, shall pay the other party such amounts as may be determined by the recomputation; but no amounts shall be paid with respect to any taxable year for which the net amount due to one party or the other does not exceed $50,000. Recomputations shall not be made until the adjustment giving rise to the recomputation shall become final, whether by operation of the applicable statute of limitations or by execution of a binding closing agreement. Except as provided in the preceding two sentences, any deficiencies or refunds on any tax with respect to any Vysis Member or Vysis Subsidiary, whether by amended return or audit, for any period up to and including the Federal Deconsolidation Date shall be for the sole account of Amoco. In no event shall there be any recomputation of reimbursements due from Amoco to Vysis for tax benefits pursuant to Section 3 on account of such deficiencies or refunds.

6.   PAYMENT

Payments, if any, due to Amoco from Vysis under Section 3 of this Agreement, including estimated tax payments, shall be made the later of the dates Amoco is required to pay estimated and final taxes or within ten days after the date Amoco notifies the Vysis Group that payment is due. Any amounts due Amoco from Vysis under Section 4 shall be paid within 10 days after Amoco shall have notified Vysis of such amounts due, after computation under the methodology set forth in that Section. Any amounts due Vysis from Amoco under Section 4 shall be paid within 45 days after Amoco shall have filed the last state return required to make the computation described in that Section. Any amounts due either party under Section 5 shall be paid within 45 days after the adjustment shall have become final as provided in that Section.

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7.   TERMINATION

Subject to any amounts that may be or may thereafter become due to either party under Sections 5 and 6, this Agreement shall terminate on the later of the Federal Deconsolidation Date or the State or Local Deconsolidation Date.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized Officers on the dates indicated below.



AMOCO CORPORATION


By:    /s/ Marsha Williams                        Date: January 26, 1998
       ----------------------------------------
 Its:  Treasurer


VYSIS, INC.


By:    /s/ John L. Bishop                         Date: January 20, 1998
       ---------------------------------------
 Its:  President & C.E.O.


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